Exhibit 99.2

Fourth Quarter and Full Year 2003 Results—Supplemental Information

A)	Oilfield Services

Q1)	What is the reconciliation between the current and previous Oilfield Services reporting structure?

Schlumberger is retaining the strategic activities of IT Services for the oil & gas industry and the operations that provide connectivity with the upstream oil and gas business from SchlumbergerSema. These activities are reported under Oilfield Services. They contributed $311 million and $83 million in revenue in 2003 and the fourth quarter, respectively. Pretax operating income contribution was $38 million and $11 million in 2003 and the fourth quarter, respectively.

Revenue and pretax operating income are restated, and for comparison purposes, are given for both the current and the previous business segment structures in a table at the end of this document.

Q2)	What was Oilfield Services after-tax Return on Sales (ROS) for the quarter?

Oilfield Services after-tax ROS in the fourth quarter 2003 was 14.2%.

Q3)	What is the Capex and D&A guidance on full year 2004?

Capex: $950 million in 2004 versus $767 million in 2003

Depreciation and amortization: $900 million in 2004 versus $850 million in 2003

B)	WesternGeco

Q4)	How does WesternGeco capitalize and expense multiclient surveys?

A general statement on multiclient survey amortization can be found at www.slb.com/ir.

Q5)	What were past years’ multiclient capitalization and the forecast for 2004?

•	2001: $416 million
•	2002: $345 million
•	2003: $150 million
•	2004: The plan for 2004 is to capitalize $52 million to cover the costs to complete the processing on already acquired surveys and for reprocessing some of our existing library surveys.

WesternGeco did not acquire any new multiclient surveys in Q4 2003 and does not expect to acquire any new surveys in 2004 unless significantly pre-funded.

Q6)	What is the current size of the multiclient library?

The net book value of the multiclient library as of December 31, 2003, was $506 million of which $414 million was in the US. Included in the $506 million is approximately $214 million for surveys that have already been acquired and are expected to be fully processed in 2004.

Q7)	What is the expected cost of sales for multiclient in 2004?

The September 1, 2003, multiclient impairment of $398 million reduced the minimum amortization charges in 2003 by approximately $61 million, which comprised $15 million in the third quarter and $46 million in the fourth.

The expected minimum charge to cost of sales for multiclient in 2004 is approximately $200 million.

Q8)	What is the Capex guidance on full year 2004?

Capex of $146 million in 2004 versus $90 million in 2003.

Q9)	What were multiclient sales in the quarter and what was the cost of sales and amortization?

Multiclient sales in the quarter were $111 million. Cost of sales were $52 million.

C)	Other

Q10)	Which businesses are included in the “Other” segment?

The businesses that are reported under “Other” are Axalto (Cards and Point-of-sale Terminals), Electricity Meters, Payphones, Business Continuity, Infodata and Telecom Software Products.

Q11)	What is the reconciliation between the current and previous “Other” reporting structure?

Schlumberger is retaining a number of specific SchlumbergerSema businesses. These include Business Continuity, Infodata, and all software products related to the SchlumbergerSema telecommunications activity. Those three activities combined contributed $294 million and $81 million of revenue in 2003 and fourth quarter, respectively. The pretax operating income contribution was $20 million and $11 million in 2003 and fourth quarter, respectively.

Revenue and pretax operating income are restated and, for comparison purposes, are given for both the current and the previous reporting structure in a table at the end of this document.

D)	Schlumberger Limited

Q12)	What is the status of the divestiture program?

NPTest, Verification Systems and e-City divestitures have been completed and are accounted for as discontinued operations.

In July 2003, Schlumberger entered into an agreement to sell Electricity Meters activity to Itron for an all-cash amount of $255 million. The deal is expected to be completed in the first half of 2004 depending upon the successful completion of the Hart-Scott-Rodino review process.

In September 2003, Schlumberger entered into an agreement to sell the majority of the SchlumbergerSema businesses to Atos. The closing of the transaction is expected to be at the end of January 2004.

Active exit negotiations are currently ongoing for each one of the activities included in “Other” segment.

Q13)	What was the Q4 Effective Tax Rate (ETR) and what is the ETR guidance for 2004?

The fourth quarter ETR from continuing operations before charges and credits was 26.6%. After charges and credits the ETR was 33.5%.

We expect the full year 2004 ETR from continuing operations before charges and credits to be in the mid to upper twenties range. However, the ETR is particularly sensitive to the geographic business mix in WesternGeco and the level of European debt.

Q14)	Why did Net Debt† decrease during the quarter?

Net debt of $4.18 billion at December 31 decreased $691 million in the quarter, after the quarterly dividend payment of $110 million, due to strong cash flow from operations, $177 million from the sale of Hanover note, and $79 million from the sale of e-City business partially offset by a negative translation effect of $154 million.

†(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity. In past quarters we referred to ‘liquidity’ that was defined as the reverse; cash, short-term investments and fixed income investments held to maturity, less debt.)

Q15)	Interest income and expense changes?

Interest income of $14 million increased $2.4 million sequentially and $0.7 million compared to same quarter last year. Average return increased to 2.0% this quarter from 1.6% last quarter and decreased from 3.0% last year. Average investment balance of $2.5 billion was up $532 million compared to the same quarter last year mainly due to liquidity generated by operations, proceeds from the sale of the Hanover note and proceeds from employee stock plans.

Interest expense of $73 million decreased $2.7 million sequentially and $17.8 million from the same quarter last year. Average borrowing rates of 3.9% were the same as last quarter and compared to 4.9% last year. Average debt balance of $7.3 billion decreased $203 million sequentially due to liquidity generated by operations partially offset by currency exchange effects.

Q16)	What is the difference between OFS pretax income and the sum of the business Areas?

The difference of approximately $1 million in the quarter came from Oilfield Services headquarters projects and costs plus Oilfield Services consolidation eliminations.

Q17)	What is the difference between the SchlumbergerSema pretax income and the sum of the business Areas?

The difference of about $2 million in the quarter was due to over absorption of headquarters’ expenses.

Q18)	What is the difference between Schlumberger pretax income before charges and the pretax income of the business segments, including income from ‘Other’ activities?

Major items include corporate headquarters expenses, interest expense and income, interest on post-retirement benefits, amortization of identifiable intangibles and currency exchange gains and losses, and employee stock purchase.

Q19)	What was the impact of the expensing of stock options and discounted stock purchase plan to employees in 2003? What is the guidance for 2004?

The company has two stock compensation plans – stock option awards and an employee stock purchase plan. The company started to record stock option expense in the income statement beginning in the second half of 2003, on a prospective basis for grants after January 1, 2003. The effect on the entire year 2003 net income and earnings per share was $13 million ($0.02 per share). In 2004, we expect to record a total cost of $27 million ($0.04 per share).

Q20)	What is the current position on funding the company pension plans?

The material defined benefit plans include plans in the USA and the United Kingdom. Each of these plans is under-funded on an actuarial basis as a result of lower interest rates and poor financial market performance. The company will increase its funding of the plans over the next few years unless there is a meaningful recovery in the markets and/or interest rates rise.

In accordance with FASB #87, the company has recorded a cumulative increase in the pension liability of $406 million at December 31, 2003, compared to $255 million at September 30, 2003. At quarter’s end the total pension liability was equal to the minimum liability. The offset has been recorded in Other Comprehensive Income. The minimum liability represents the difference between the Accumulated Benefit Obligation (present value of benefits earned to date) and the plan assets plus the balance sheet accrual at December 31, 2003.

Q21)	What was the Schlumberger annualized ROCE† run-rate for the quarter?

Annualized ROCE in the fourth quarter 2003 was 12.8% compared to 10.3% in the third quarter. The increase in the quarter reflected a mix of significantly higher income and lower capital employed.

† ROCE is computed as [Net Income from continuing operations excluding charges + Minority Interest + Interest Expense—Interest Income—Tax benefit on interest expense] divided by [Shareholders’ Equity + Net Debt + Minority Interest].

Revenue and Pretax Operating Income under Current and Previous Business Segment Structures

In the “Previous Structure” SchlumbergerSema includes:

•	The activities being sold to Atos Origin

•	IT Services for the Oil & Gas industry and the operations that provide connectivity with the upstream oil and gas business

•	Infodata

•	Business Continuity

•	Telecom Software Products

In the “Current Structure” SchlumbergerSema includes only the activities being sold to Atos Origin. Oilfield Services includes the “Previous Structure” Oilfield Services plus IT Services for the Oil & Gas industry and the operations that provide connectivity with the upstream oil and gas business. Other includes the “Previous Structure” Other plus Infodata, Business Continuity and Telecom Software Products businesses.

REVENUE FROM CONTINUING OPERATIONS	Previous Structure					Current Structure
	2002		2003			2002		2003
	Q4	Year	Q3	Q4	Year	Q4	Year	Q3	Q4	Year
OILFIELD SERVICES
North America	$551.2	$2,232.2	$659.4	$665.7	$2,558.9	$572.6	$2,307.7	$672.4	$679.4	$2,625.8
Latin America	350.2	1,302.1	372.2	401.1	1,411.8	353.8	1,317.7	379.2	408.0	1,438.9
Europe/CIS/W. Africa	594.7	2,384.7	617.3	624.0	2,444.7	627.7	2,496.1	659.7	670.4	2,605.4
Middle East & Asia	468.8	1,878.3	516.5	622.3	2,037.3	476.2	1,915.9	530.4	537.5	2,090.1
Eliminations & Other	24.5	73.7	13.4	17.1	59.9	42.4	133.5	14.3	17.9	62.9

	$1,989.7	$7,871.0	$2,178.8	$2,230.2	$8,512.6	$2,072.7	$8,170.9	$2,256.0	$2,313.2	$8,823.1

WESTERNGECO	$331.7	$1,476.0	$262.8	$307.6	$1,183.0	$331.7	$1,476.0	$262.8	$307.6	$1,183.0

SCHLUMBERGERSEMA	$812.7	$2,991.2	$792.2	$889.0	$3,314.2	$623.1	$2,409.4	$641.2	$721.1	$2,677.1

OTHER	$311.7	$1,077.0	$314.9	$328.6	$1,186.1	$376.8	$1,334.0	$384.0	$409.2	$1,480.2

Eliminations	$(95.4)	$(297.6)	$(74.4)	$(84.6)	$(303.3)	$(53.9)	$(272.7)	$(69.7)	$(80.3)	$(270.8)

Revenue from Continuing Operations	$3,350.4	$13,117.6	$3,474.3	$3,670.8	$13,892.6	$3,350.4	$13,117.6	$3,474.3	$3,670.8	$13,892.6

INCOME FROM CONTINUING OPERATIONS	Previous Structure					Current Structure
	2002		2003			2002		2003
	Q4	Year	Q3	Q4	Year	Q4	Year	Q3	Q4	Year
OILFIELD SERVICES
North America	$56.2	$278.2	$92.2	$104.4	$361.3	$55.5	$274.1	$90.8	$106.1	$366.4
Latin America	50.7	170.0	62.2	66.6	221.0	50.4	168.7	62.1	66.7	220.7
Europe/CIS/W. Africa	64.8	375.0	115.6	108.3	438.1	66.8	382.7	121.8	115.1	460.3
Middle East & Asia	115.5	453.8	128.1	130.3	508.3	115.4	452.9	128.9	130.9	509.4
Eliminations & Other	(11.2)	(20.4)	(5.4)	(1.2)	(30.8)	(5.2)	—	(3.8)	0.8	(19.7)

	$276.0	$1,256.6	$392.7	$408.4	$1,497.9	$282.9	$1,278.4	$399.8	$419.6	$1,536.1

WESTERNGECO	$6.4	$71.3	$(36.5)	$32.4	$(20.1)	$6.4	$71.3	$(36.5)	$32.4	$(20.1)

SCHLUMBERGERSEMA	$33.2	$34.3	$27.1	$53.7	$119.9	$24.6	$17.5	$16.6	$30.8	$61.0

OTHER	$20.4	$23.2	$31.9	$35.4	$88.5	$22.1	$18.0	$35.3	$46.6	$109.0

Eliminations	$(47.9)	$(147.9)	$(53.9)	$(63.0)	$(200.7)	$(47.9)	$(147.8)	$(53.9)	$(62.6)	$(200.5)

Pretax Operating Income	$288.1	$1,237.5	$361.3	$466.9	$1,485.5	$288.1	$1,237.4	$361.3	$466.8	$1,485.5
Interest Income	15.0	68.2	10.4	13.0	49.3	15.0	68.2	10.4	13.0	49.3
Interest Expense	(93.3)	(364.1)	(74.5)	(72.5)	(329.0)	(93.3)	(364.1)	(74.5)	(72.5)	(329.0)
Charges	(3,138.3)	(3,168.6)	(507.3)	(49.2)	(638.0)	(3,138.3)	(3,168.6)	(507.3)	(49.2)	(638.0)
Tax expense	(95.3)	(282.1)	42.0	(120.0)	(209.4)	(95.3)	(282.1)	42.0	(120.0)	(209.4)
Minority Interest	94.4	91.9	110.9	(3.6)	114.2	94.4	91.9	110.9	(3.6)	114.2

Income from Continuing Operations	$(2,929.4)	$(2,417.2)	$(57.2)	$234.6	$472.6	$(2,929.4)	$(2,417.2)	$(57.2)	$234.5	$472.6

Restated for NP Test, Verification Systems and e-City as Discontinued Operations

All figures stated in $ million.

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* Mark of Schlumberger

This question and answer document, the fourth quarter and full year 2003 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, economic recovery, expected capex and depreciation and amortization charges, the capitalizing of multi-client survey costs and the acquisition of new multi-client surveys, the funding of pension plans and related pension expense, the likelihood and timing of and the benefits to be derived from divestitures, conditions in the oilfield service business, including activity levels during 2004 and higher E&P investment, production increases in non-OPEC areas, issues affecting the seismic industry, including sales pertaining to Q technology, continued deepwater drilling activity, benefits from contract awards, future results of operations, pricing, future effective tax rates, general outlook in IT solutions and expectations regarding the sale of our SchlumbergerSema businesses and Atos Origin shares. These statements involve risks and uncertainties, including, but not limited to, the extent and timing of a rebound in the global economy; changes in exploration and production spending by major oil companies; recovery of activity levels, improved pricing and realization of cost reduction and cost savings targets associated with the seismic business; market acceptance of Q seismic technology; general economic and business conditions in key regions of the world, including Argentina; political and economic uncertainty in Venezuela and Nigeria and further socio-political unrest in the Persian Gulf and/or Asia; the completion of the sale of the majority of the SchlumbergerSema businesses and our ability to complete and benefits to be derived from other divestitures; our ability to achieve growth objectives in IT solutions to upstream E&P business; a rebound in the IT environment and an increase in IT spending; the extent and timing of a recovery in the telecommunications industry; continued growth in the demand for smart cards and related products; our ability to meet our identified liquidity projections, including the generation of sufficient cash flow from oilfield operating results and the successful completion of certain business divestitures; potential contributions to pension plans; and other factors detailed in our fourth quarter and full year 2003 earnings release, our most recent Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.